Exhibit 99.1

June 27, 2011

Dear Shareholders,

I am pleased to announce that Tower Bancorp, Inc. and Susquehanna Bancshares, Inc. have entered into a definitive merger agreement which we expect will result in a bank branch network of over 260 offices serving 39 counties in four states (Pennsylvania, Maryland, New Jersey and West Virginia). The combined company will have approximately $17.8 billion in assets1, will secure a top three market-share position in 14 of the counties it serves and will be the largest community bank headquartered in Pennsylvania.

Please be assured that a lot of thought, research and purposeful consideration was invested in this proactive alliance. The ensuing organization will be rooted in the ideals of community banking, committed to exceptional customer service and devoted to a strong corporate culture with a clear vision. The combined operation will provide strength, size and stability for employees, customers, shareholders and our communities.

Pending the customary conditions and shareholder and regulatory approvals, the transaction is expected to close early 2012. The resulting leadership team will include these key Tower Bancorp, Inc. executives:

•	Andrew Samuel as President and Chief Revenue Officer of Susquehanna Bancshares, Inc.

•	Jeffrey Renninger as Executive Vice President of Susquehanna Bank and Senior Vice President of Susquehanna Bancshares, Inc.

•	Janak Amin as Executive Vice President of Susquehanna Bank and Senior Vice President of Susquehanna Bancshares, Inc.

Our combined leadership team will continue to foster future strategic growth plans as well as a continued commitment to our key stakeholders: employees, customers, shareholders, and the communities we serve.

For additional information about the proposed merger, please refer to our investor relations website at www.towerbancorp.com.

In connection with the proposed merger, the Tower Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”) has been suspended, effective June 21, 2011. Because the Plan has been suspended, rather than terminated, if you are a participant in the Plan, shares credited to your Plan account will remain credited as such; however, any future cash dividends declared and paid on such shares will be mailed to you rather than reinvested. Additionally, any optional cash payments received but not invested as of June 21, 2011 will be promptly refunded to the participant without interest. Should you have any questions about the Plan, please telephone the Plan Agent, Registrar and Transfer Company, at 1-800-368-5948.

We are excited about our proposed merger with Susquehanna Bancshares, Inc. and appreciate your continued support.

Sincerely, /s/ Andrew Samuel Andrew Samuel Chief Executive Officer

[1]	Subject to the successful completion of the Tower merger and Susquehanna’s pending acquisition of Abington Bancorp, Inc. (Abington).

This document contains “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on Tower’s current expectations, estimates and projections about future events. This includes statements regarding the future performance of Susquehanna Bancshares, Inc. (Susquehanna), the timing of the merger transaction, the business plans and integration efforts once the transaction is complete, and the impact of the Tower transaction and the anticipated closing of Susquehanna’s acquisition of Abington Bancorp, Inc., including specifically the impact of the Tower transaction, on Susquehanna’s earnings, market share and capital position. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, such as whether the merger will be approved by the shareholders of Susquehanna and Tower or by regulatory authorities, whether each of the other conditions to closing set forth in the merger agreement will be met, Susquehanna’s ability to integrate Tower as planned and the general effects of financial, economic, regulatory and political conditions affecting the banking and financial services industries. Accordingly, actual results may differ materially. Tower undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by Susquehanna and Tower with the Securities and Exchange Commission (“SEC”), including their Annual Reports on Form 10-K for the year ended December 31, 2010, and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2011.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Tower Bancorp, Inc. (“Tower”) and Susquehanna Bancshares, Inc. (“Susquehanna”) (the “Merger”), Susquehanna will file a registration statement on Form S-4 with the SEC. The registration statement will include the joint proxy statement for Susquehanna and Tower, which will also constitute a prospectus of Susquehanna. This joint proxy statement/prospectus will be mailed to the shareholders of Susquehanna and Tower. Investors and security holders of Susquehanna and Tower are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Tower, Susquehanna and the Merger. The joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Susquehanna or Tower with the SEC, may be obtained free of charge at the SEC’s Web site at http://www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Tower by contacting Brent Smith, Tower Bancorp, Inc., 112 Market Street, Harrisburg, PA 17101, telephone: 717-724-4666 or from Tower’s web site at http://www.towerbancorp.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Susquehanna by contacting Abram G. Koser, Susquehanna Bancshares, Inc., 26 North Cedar Street, Lititz, PA 17543, telephone: 717-626-4721 or from Susquehanna’s web site at http://www.susquehanna.net.

Susquehanna, Tower and their respective directors, executive officers and certain other members of management and employees may be deemed “participants” in the solicitation of proxies from shareholders of Susquehanna and Tower in favor of the Merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of Susquehanna and Tower in connection with the proposed Merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. You can find information about the executive officers and directors of Susquehanna in its Annual Report on Form 10-K for the year ended December 31, 2010 and in its joint proxy statement/prospectus filed with the SEC on March 18, 2011. You can find information about Tower’s executive officers and directors in its Annual Report on Form 10-K for the year ended December 31, 2010 and in its definitive proxy statement filed with the SEC on April 8, 2011.

Investors and security holders are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the Merger.